PROMISSORY NOTE
                                 ---------------


$2,000,000.00                   Houston, Texas           Effective July 31, 2009

For value received, LAZARUS LOUISIANA REFINERY II, LLC ("Borrower"), promises to pay to the order of BLUE DOLPHIN ENERGY COMPANY ("Lender") at 801 Travis Street, Suite 2100, Houston, Texas 77002, or at such other address as Lender shall from time to time specify in writing, the principal sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00), in legal and lawful money of the United States of America, on the outstanding principal from the date advanced until paid at the rate set out below.

1. Payment Terms. This Note is due and payable as follows: The unpaid principal balance of this Note shall all be due and payable in full on or before January 31, 2010.

2. Late Charge. Upon maturity of this Note, if any portion of the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest). Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments. All past due installments of principal shall bear interest at the rate of eighteen percent (18%) per annum, with no compounding. All payments shall first be applied to accrued interest, if any, with the balance of the payment reducing the unpaid principal balance hereof.

3. Prepayment. Borrower shall have the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated herein, or such other place as the holder of this Note shall designate in writing to Borrower

4. Default. The occurrence or existence of any of the following events or conditions shall constitute an "Event of Default":

                  (a) the failure of the Borrower to pay when due any of the principal or interest payable pursuant to this Note; provided however, an Event of Default shall not arise hereunder until the expiration of thirty (30) days after the maturity date if prior to the maturity date, Borrower provides to Lender a written loan commitment from a third party lender evidencing its commitment to loan money to Borrower within thirty (30) days after the maturity date;

                  (b) the assignment by the Borrower for the benefit of creditors or the application by the Borrower to any court for the appointment of a trustee or receiver for any of the assets of the Borrower that have been pledged to secure the repayment of the Note or the commencement of any proceedings relating to the Borrower under any bankruptcy, reorganization, arrangement, readjustment of debts or other insolvency law of any jurisdiction, or the entering of an order appointing such trustee or receiver or adjudicating the Borrower bankrupt or insolvent or approving the petition in any such proceedings;

                  (c) the breach or violation by the Borrower of any of its agreements or covenants contained in this Note, other than the payment of principal or interest, or in any other document or agreement between the Borrower and the Lender concerning the indebtedness evidenced by this Note, including, but not limited to, the Mortgage and Security Agreement described in
Section 13 of this Note.

                  (d) any prepayment of (i) the indebtedness of the Borrower to Notre Dame Investors, Inc. ("Notre Dame") existing as of the date hereof or (ii) the future indebtedness of the Borrower to Rio Vista Energy Partners, L.P. ("Rio Vista") or any of its affiliates, which is made out of the proceeds of any future loan received by the Borrower or its affiliates and is not made in accordance with the following order of repayment on a proportionate basis based on relative principal balances: (i) first to Notre Dame and (ii) second to the Lender and Rio Vista or its applicable affiliate.

If an event of default shall occur, the holder hereof may, at the option of the holder, without demand, notice or presentment, declare the entire unpaid principal balance of this Note, together with all accrued unpaid interest thereon, to be due and payable immediately. Upon any such declaration, the principal of this Note and any such accrued interest shall become and be immediately due and payable, and the holder hereof may thereupon proceed to protect and enforce the obligations of the Borrower hereunder either by suit in equity or by action of law or by other appropriate proceedings, whether for specific performance (to the extent permitted by law) of any covenant or agreement contained herein or in aid of the exercise of any power granted herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder hereof. In the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney's fees.

5. Joint and Several Liability; Waiver. Each borrower, maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others. Except as specifically provided herein, all such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

6. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the

                            Promissory Note - Page 2
period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

7. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code and/or Articles 1D.002 and 1D.003 of the Texas Credit Title are applicable to this Note, the "weekly ceiling" specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

8. Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Harris County, Texas.

9. Captions. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

10. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing, and shall be deemed to be given or delivered when actually received by the party to whom directed, or, if earlier and regardless of whether actually received, upon deposit in a regularly maintained receptacle for the United States mail, registered or certified, postage fully prepaid, addressed to the party to whom directed at its address set forth below or at such other address as such party may have previously specified by notice actually received by the other party:

         If to Borrower:            Lazarus Louisiana Refinery II, LLC
                                    801 Travis Street, Suite 2100
                                    Houston, Texas  77002

         If to Lender:              Blue Dolphin Energy Company
                                    801 Travis Street, Suite 2100
                                    Houston, Texas 77002

11. No Shop. Until this Note has been paid in full, Borrower agrees that neither it nor any of its affiliates or members will enter into any discussions or negotiations, or solicit, encourage or make any offer, relating to the acquisition of any equity interest or any material assets of Borrower or any of its affiliates (other than with respect to the Longview, Texas facility, the Church Point, Louisiana facility, and any transaction with Rio Vista or any of its affiliates involving the Regional facility), or provide any information to any party to facilitate or otherwise in connection with the same. Lender agrees that neither it nor any of its affiliates will enter into any discussions or negotiations, or solicit, encourage or make any offer, relating to the acquisition of any equity interest or any material assets of Lender or any of its affiliates, or provide any information to any party to facilitate or otherwise in connection with the same, until the first to occur of the following: (i) an Event of Default pursuant to this Note or (ii) the failure of the Bridge Loan Closing to occur on or before July 15, 2009, regardless of the

                            Promissory Note - Page 3
reason for the failure to close a transaction. Nothing set forth in this Section shall be construed to mean that the parties have agreed to close any transaction other than the loan evidenced by this Note, or agreed to agree with respect to any such other transaction.

12. Original Note. Lazarus Energy Holdings, LLC has previously executed and delivered to Lender a Promissory Note dated June 2, 2009, in the original principal amount of $100,000 (the "Original Note"). This Note replaces the Original Note with respect to the indebtedness represented thereby, and also evidences the obligation to repay the loan of $200,000 made by the Lender to the Borrower on July 1, 2009, and the additional loan of $1,700,000 made by the Lender to the Borrower on the date hereof. This Note shall not be considered a novation or discharge of the Original Note.

13.      Mortgage and Security Agreement.  The indebtedness  represented by this
Note is secured pursuant to (i) a Mortgage dated the date hereof (the "Mortgage") granting to Lender a prior and perfected first lien security interest to secure the payment of this Note against the approximately 3.673 acres of real property located in Jefferson Davis Parish, Louisiana owned by the Borrower ("Disposal Well Property") and a second lien to secure the payment of this Note against the approximately 38 acres of real property located in Jefferson Davis Parish, Louisiana owned by the Borrower ("Refinery Property"), and (ii) a Security Agreement dated the date hereof (the "Security Agreement") granting to Lender a prior and perfected first lien security interest to secure the payment of this Note against the tangible personal property associated with the Disposal Well Property and owned by the Borrower, and a second lien to secure the payment of this Note against the tangible personal property associated with the Refinery Property and owned by the Borrower. As set forth in the Mortgage and Security Agreement and further acknowledged herein, in the event that the Borrower grants to Rio Vista or any of its affiliates a future security interest in the Refinery Property and associated tangible personal property owned by the Borrower ("Rio Vista Security Interest"), as security for a loan not in excess of the total aggregate amount of $4,000,000.00 (including but not limited to all principal advances, interest, default interest, attorneys fees, costs, collection costs and expenses), then the Rio Vista Security Interest shall be treated pari passu with the Lender's rights in and to the Refinery Property and associated personal property owned by the Borrower, as granted in the Mortgage and Security Agreement.


                            Promissory Note - Page 4

                                        BORROWER:


                                        By: LAZARUS LOUISIANA REFINERY II, LLC


                                        By:____________________________________
                                                     Jonathan P. Carroll
                                                     Director / Manager





THE STATE OF TEXAS   ss.
                     ss.
COUNTY OF HARRIS     ss.

         BEFORE ME, the undersigned authority, on this day personally appeared JONATHAN P. CARROLL, known to me to be the person(s) whose names are subscribed to the foregoing instrument, and acknowledged to me that they executed the same for the purposes and consideration therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this ____ day of July, 2009.


         [SEAL]


                                                 Notary Public in and for the
                                                 State of Texas


                                                 Printed Name of Notary

                                                 My Commission Expires:




E:\BUSLAW\Casey\BlueDolphin.General\Lazarus\$300,000.Note.v3.doc


                            Promissory Note - Page 5